Exhibit 5.1

161 N. Clark Street, Suite 4200, Chicago, IL, 60601 312.819.1900

April 8, 2014

Orchids Paper Products Company
4826 Hunt Street

Pryor, Oklahoma 74361

Ladies and Gentlemen:

We have acted as special counsel to Orchids Paper Products Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by means of a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 400,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to that certain Nonqualified Stock Option Agreement effective as of November 8, 2013, between Mr. Jeffrey S. Schoen and the Company (“Option Agreement”) granting Mr. Schoen the option to purchase the Shares, subject to stockholder approval of the Option Agreement at the Registrant’s 2014 Special Meeting of Stockholders to be held April 9, 2014 (the “Special Meeting”).

In connection herewith, we have examined:

(1)	the amended copy of Amended and Restated Certificate of Incorporation of the Registrant dated April 14, 2005, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (SEC Accession No. 0000950137-05-004608) filed with the SEC on April 19, 2005, which was amended by that Certificate of Amendment to Amended and Restated Certificate of incorporation of the Registrant dated June 19, 2007, incorporated by reference to Exhibit 3.1.1 to the Registrant’s Form 10-Q (SEC Accession No. 0000950137-07-012340) filed with the SEC on August 14, 2007; and which was further amended by that Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 17, 2013, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC Accession No. 0001144204-13-030242) filed with the SEC on May 17, 2013;

(2)	the amended copy of Amended and Restated Bylaws of the Registrant effective April 14, 2005, incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (SEC Accession No. 0000950137-05-004608) filed with the SEC on April 19, 2005, which was amended by that Amendment to Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (SEC Accession No. 0001144204-13-030242) filed with the SEC on May 17, 2013;

(3)	the Amendment to the Amended and Restated Bylaws of the Company dated June 23, 2009;

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Orchids Paper Products Company

April 8, 2014

(4)	the Nonqualified Stock Option Agreement effective as of November 8, 2013, and subject to stockholder approval, between the Registrant and Jeffrey S. Schoen, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K/A (SEC Accession No. 0001144204-14-004735) filed with the SEC on January 29, 2014; and

(5)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, including resolutions adopted by the Board of Directors of the Company or any committee thereof, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, including approval of the Option Agreement by the Company’s stockholders at the Special Meeting, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued, delivered and paid for in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”). We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC